FOR IMMEDIATE RELEASE
May 1, 2014

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
REPORTS THIRD QUARTER 2014 OPERATING RESULTS

Fairfield, New Jersey, May 1, 2014 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended March 31, 2014 of $1,786,000 or $0.03 per basic and diluted share.

The results represent a decrease of $1,201,000 compared to net income of $2,987,000, or $0.05 per basic and diluted share, for the prior quarter ended December 31, 2013.  The decrease in net income between linked quarters reflected increases in non-interest expense and the provision for loan losses that were partially offset by increases in net interest income and non-interest income.  These factors contributed to an overall decrease in pre-tax net income and the provision for income taxes.

As discussed in greater detail below, the noted increase in non-interest expense largely reflected the recognition of non-recurring costs associated with the conversion of the Company’s primary core processing and related customer-facing systems to more robust platforms provided by Fiserv, Inc. (“Fiserv”) during the current quarter.  The increase in non-interest expense also reflected the recognition of certain non-recurring, merger-related expenses relating to the Company’s pending acquisition of Atlas Bank, as previously announced.  A portion of these non-recurring costs were offset by security sale gains which contributed to the noted increase in non-interest income during the period.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At March 31, 2014, Kearny Financial Corp. had total assets of $3.37 billion which included net loans receivable of $1.64 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.31 billion.  As of that same date, deposits and borrowings totaled $2.40 billion and $481.2 million, respectively, while stockholders’ equity totaled $471.5 million or 13.99% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended March 31, 2014 in comparison to those for the prior linked quarter ended December 31, 2013.  Comparative statement of condition information for June 30, 2013 and statement of operations information for the three and nine months ended March 31, 2013 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended March 31, 2014 was $18.5 million which was substantially unchanged from that reported for the prior quarter ended December 31, 2013.  For those same comparative periods, the Company’s net interest margin decreased by four basis points to 2.42% from 2.46%.

The consistency in net interest income between linked quarters reflected the largely offsetting effects of the increases in interest income and interest expense during the period.  The increase in interest income between linked periods was primarily attributable to a $43.5 million increase in the average balance of interest-earning assets to $3.05 billion for the quarter ended March 31, 2014 from $3.01 billion for the quarter ended December 31, 2013.  The overall increase in the average balance primarily reflected increases in the average balances of loans and non-mortgage-backed securities that were partially offset by decreases in the average balances of mortgage-backed securities and other interest-earning assets.

The increase in interest income attributable to the growth in interest-earning assets was partially offset by a four basis point decrease in their average yield to 3.14% for the quarter ended March 31, 2014 from 3.18% for the quarter ended December 31, 2013.  The net decrease in average yield primarily reflected declines in the average yield on loans and mortgage-backed securities that were partially offset by an increase in the average yield on other interest-earning assets.  The decline in the average yield on loans reflected the combined effects of the repayment of higher yielding loans and the origination of new loans at comparatively lower yields reflecting current market conditions.  Similarly, the decrease in the yield on mortgage-backed securities largely reflected the sale and repayment of higher yielding securities within the portfolio coupled with the purchase of securities at comparatively lower yields.  The change in the average yield on earning assets also reflected a less noteworthy decline in the average yield of non-mortgage-backed securities while the average yield on other interest-earning assets increased between comparative periods due largely to an increase in the dividend yield on the Bank’s investment in Federal Home Loan Bank of New York stock during the current quarter.

As noted, the increase in interest income between linked quarters was substantially offset by a similar increase in interest expense between the same comparative periods.  The increase in interest expense between linked quarters was largely attributable to a $41.4 million increase in the average balance of interest-bearing liabilities to $2.62 billion for the quarter ended March 31, 2014 from $2.57 billion for the quarter ended December 31, 2013.  The increase in the average balance of interest-bearing liabilities reflected increases across all categories of interest-bearing deposits including interest-bearing checking accounts, savings and club accounts and certificates of deposit.  Those increases were augmented by a net increase in the average balance of borrowings reflecting an increase in the average balance of FHLB advances that was partially offset by a decline in the average balance of depositor sweep accounts.

The increase in interest expense attributable to the increase in the average balance of interest-bearing liabilities was partially offset by a one basis point decline in their average cost to 0.84% from 0.85% for the same comparative quarters.  The decline in average cost reflected nominal decreases in the average cost of both interest-bearing deposits and borrowings between comparative periods.

Provision for Loan Losses

The provision for loan losses increased by $321,000 to $880,000 for the quarter ended March 31, 2014 from $559,000 for the quarter ended December 31, 2013.  The expense in the current period partly reflected a larger provision attributable to comparatively greater net growth in the balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.  The increase in the provision also reflected a greater level of specific losses recognized on nonperforming loans individually reviewed for impairment.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), decreased by $77,000 to $1,626,000 for the quarter ended March 31, 2014 from $1,703,000 for the quarter ended December 31, 2013.  The net decrease in non-interest income partly reflected a decline in deposit-related fees and charges, including those relating to electronic banking services.  The decline in such fees and charges partly reflected seasonal fluctuations in ATM-related fees and charges.  However, the decline also reflected the Bank’s temporary waiver of certain deposit-related fees and charges to support its customer service objectives throughout the core processing system conversion completed during the current quarter.  The noted decrease in non-interest income also reflected a decline in the aggregate yield earned on the Company’s investment in bank-owned life insurance resulting from the sustained decrease in market interest rates and the resulting effect on policy yields when periodically reset.

The decrease in non-interest income was partially offset by the recognition of gains from the sale of the guaranteed portion of Small Business Administration (“SBA”) loans for which no such gains were recognized during the earlier comparative period.  The Company continues to evaluate strategies to increase the origination and sales volume of SBA loans and expects such volumes to increase in the coming quarters.

In addition to the items noted above, the Company also recognized net gains of $830,000 attributable to the sale of $33.3 million in mortgage-backed securities during the current quarter.  A portion of the funds resulting from such sales were redeployed into new commercial loan originations during the current quarter while the remainder was reinvested into comparatively shorter-duration investment securities to support the Company’s overall interest rate risk management objectives.  By comparison, during the prior quarter ended on December 31, 2013, security sale gains totaled $226,000 which resulted from the sale of $107.5 million in securities.

Finally, the Company recognized $71,000 in losses during the current quarter attributable to the sale of two foreclosed properties previously held in REO for which no such losses were recognized during the earlier comparative quarter.

Non-interest Expense

Non-interest expense increased by $1,958,000 to $17.5 million for the quarter ended March 31, 2014 from $15.6 million for the quarter ended December 31, 2013.  Noteworthy increases in non-interest expense were reported in salaries and employee benefits expense, premises occupancy expense, equipment and systems expense and merger-related expenses.  Such increases were partially offset by a decrease in miscellaneous expense.

The reported increase in salaries and employee benefit expense largely reflected increases in wages and salaries and payroll tax expenses that went into effect during the first quarter of calendar 2014.  The increase in compensation-related expenses also reflected an increase in ESOP expense attributable to the recent increase in the Company’s share value during the current quarter.

The reported increase in premises occupancy expense was largely attributable to an increase in facility repairs and maintenance costs arising from seasonal fluctuations in such expenses including, most notably, a significant increase in snow removal expenses across the Company’s retail branch and administrative headquarters locations during the quarter ended March 31, 2014.

As noted earlier, the Company completed the conversion of its primary core processing and related customer-facing systems to more robust platforms provided by Fiserv during the current quarter.  The Company now utilizes Fiserv as its primary source of internal and customer-facing technology solutions including, but not limited to, core and item processing, Internet banking and electronic bill payment, and ATM/debit card management and processing.  Fiserv also provides the Company with technology solutions supporting data communications, electronic document management, data warehouse and financial accounting and reporting.

The noted increase in equipment and systems expense was largely attributable to the recognition of certain non-recurring expenses supporting the Company’s conversion to Fiserv systems.   Such non-recurring expenses totaled approximately $1.1 million and $1.3 million during the three-month and nine-month periods ended March 31, 2014, respectively.

In addition to the equipment and systems expenses noted above, the Company estimates that an additional $82,000 and $118,000 of non-recurring conversion-related costs were also included in miscellaneous expenses during the three-month and nine-month periods ended March 31, 2014, respectively.  Such charges included, but were not limited to, consulting and training expenses as well as travel and lodging charges that were directly attributable to the conversion.

The Company expects to implement several additional technology-based systems available through its master service agreement with Fiserv over the next several quarters.  For example, the Company intends to enhance and expand its service offerings to include Fiserv’s mobile banking, person-to-person payments and online account opening systems.  The Company also intends to implement additional “back-office” systems supporting loan underwriting, credit risk analysis and loan administration as well as financial systems supporting corporate budgeting, forecasting and profitability analysis.

The Company expects to recognize a reduced level of non-recurring technology-related expenditures relating to the implementation of these additional technologies over the next several quarters.  Upon completing all applicable system conversions and integrations with Fiserv, the Company anticipates that its recurring technology service provider expenses will be reduced by approximately $1.0 million per year compared to “pre-conversion” levels.  Such anticipated cost savings are based upon the current composition and transactional characteristics of the Company’s customer account base and may vary over time based upon changes to those factors.

In addition to the non-recurring expenses associated with the Fiserv conversion noted above, the Company recognized an additional $190,000 of non-recurring, merger-related expenses during the quarter ended March 31, 2014 attributable to its upcoming acquisition of Atlas Bank (“Atlas”).  As announced earlier, the Company has executed a merger agreement with Atlas pursuant to which Atlas will merge with and into the Bank.  Atlas is headquartered in Brooklyn, New York and had approximately $116.2 million in total assets at March 31, 2014.  The acquisition will add Atlas’s branch offices located in Brooklyn and Staten Island, New York to Kearny’s 41 branch network located throughout northern and central New Jersey.  Atlas’s branch offices are expected to operate under the name, “Atlas Bank, a division of Kearny Federal Savings Bank,” for a period of at least one year following the merger.

Under the terms of the merger agreement, depositors of Atlas will become depositors of the Bank and will have the same rights and privileges in Kearny MHC, the mutual holding company parent of the Company, as if their accounts had been established at the Bank on the date they were originally established at Atlas.  As part of the transaction, the Company will issue additional shares of its common stock to Kearny MHC in an amount equal to the fair value of Atlas as determined by an independent appraiser.  These shares are expected to be issued immediately prior to the completion of the merger.

The transaction is expected to close during the fourth fiscal quarter ending June 30, 2014 or the subsequent quarter ending September 30, 2014 subject to certain conditions, including approval by Atlas’s depositors and customary regulatory approvals.

Finally, the increases in non-interest expense discussed above were partially offset by a decline in miscellaneous expense between linked quarters.  The net decline reflected a variety of offsetting variances across several categories of miscellaneous expense – the most noteworthy being a decline in legal and consulting services expenses arising from reduced utilization of such professional services compared to the earlier quarter.

Provision for Income Taxes

The provision for income taxes decreased by $616,000 to $685,000 for the quarter ended March 31, 2014 from $1.3 million for the quarter ended December 31, 2013.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $17.9 million to $135.4 million at March 31, 2014 from $153.3 million at December 31, 2013.  The decrease in the balance of cash and cash equivalents at March 31, 2014 partly reflected the deployment of excess liquidity held at the close of the prior quarter to fund certain loan commitments that closed during the opening weeks of the current quarter ended March 31, 2014.

Notwithstanding day-to-day fluctuations in cash and cash equivalents, the Company has generally sought to maintain lower levels of cash and cash equivalents during the current fiscal year to reduce the opportunity cost of excess liquidity.  Management continues to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $96.3 million to $1.65 billion at March 31, 2014 from $1.56 billion at December 31, 2013.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, of $87.8 million.  The increase in commercial loans was augmented by an increase in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $8.2 million.  For those same comparative periods, the outstanding balance of construction loans decreased $428,000 while consumer loans increased $621,000.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in its business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $312.3 million or 44.4% to $1.02 billion or 61.5% of total loans at March 31, 2014 compared to $703.5 million or 52.4% of total loans at March 31, 2013.  The Company’s commercial loan origination and closing volume has increased significantly during the current fiscal year due to the combined effects of its expanded commercial loan origination and acquisition resources and its attractive term and pricing strategies for high quality loans.  While the rate of commercial loan growth is expected to slow during the fourth quarter ending June 30, 2014, loan origination volume is generally expected to remain robust over the next several quarters.  Toward that end, the Company expects to continue expanding its commercial lending resources during that time with an increased emphasis on its commercial business lending activities to further support the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

By comparison, over the same twelve-month period noted above, the residential mortgage loan portfolio, including first mortgage loans, home equity loans and home equity lines of credit, has grown by approximately $3.2 million or less than one percent to $623.7 million or 37.8% of total loans at March 31, 2014 compared to $620.4 million or 46.2% of total loans at March 31, 2013. The overall stability in the outstanding balance of the residential mortgage loan portfolio – and, more significantly, its decline as a percentage of total loans - continues to reflect the Company’s diminished strategic focus on residential mortgage lending coupled with the reduced level of “new purchase” loan demand resulting from a weak economy and lower real estate values.

At March 31, 2014, the balance of the Company’s non-performing assets totaled $29.1 million or 0.86% of total assets and comprised non-performing loans totaling $27.4 million, or 1.66% of total loans, plus eight REO properties totaling $1.6 million.  By comparison, at December 31, 2013, the balance of the Company’s non-performing assets totaled $28.3 million or 0.87% of total assets and comprised non-performing loans totaling $25.9 million, or 1.67% of total loans, plus ten REO properties totaling $2.4 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At March 31, 2014, the balance of non-performing loans included approximately $952,000 of accruing loans over 90 days past due and $26.5 million of nonaccrual loans.  By comparison, at December 31, 2013, the balance of non-performing loans included approximately $522,000 of accruing loans over 90 days past due and $25.4 million of nonaccrual loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, decreased by $22.4 million to $742.3 million at March 31, 2014 from $764.7 million at December 31, 2013.  The net decrease in the portfolio partly reflected mortgage-backed security sales totaling approximately $33.3 million during the quarter ended March 31, 2014 as well as principal repayments, net of premium amortization and discount accretion, totaling approximately $23.6 million for that same period.

The decrease in the portfolio due to sales and repayments was partially offset by the Bank’s purchase of $28.0 million in mortgage-backed securities which included $22.7 million of agency collateralized mortgage obligations and $5.3 million of 30-year, fixed-rate agency mortgage-backed securities that were acquired based upon their Community Reinvestment Act eligibility.  The decline was further offset by a $6.4 million increase in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $4.3 million at March 31, 2014 from a comparatively larger net unrealized loss of $10.7 million at December 31, 2013.

 The aggregate balance of non-mortgage-backed securities increased by $56.9 million to $566.3 million at March 31, 2014 from $509.4 million at December 31, 2013.  The net increase reflected security purchases totaling $55.4 million which comprised $39.9 million of floating rate, collateralized loan obligations, $13.7 million of floating rate, asset-backed securities and a $1.8 million short-term municipal obligation.  The increase in the portfolio also reflected a $2.2 million increase in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $4.5 million at March 31, 2014 from a comparatively larger net unrealized loss of $6.7 million at December 31, 2013.

The increase in non-mortgage-backed securities due to security purchases and increases in fair value were partially offset by $753,000 in principal repayments, net of premium amortization and discount accretion.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, decreased by $837,000 to $287.5 million at March 31, 2014 from $288.3 million at December 31, 2013.  The decrease in other assets partly reflected a $1.9 million net decrease in the balance of deferred income tax assets arising primarily from aggregate net changes in the fair value of the available for sale securities and derivatives portfolios.

The decrease in other assets also reflected a $4.8 million decrease in the balance of other miscellaneous assets due, in part, to a $2.3 million decrease in the fair value of interest rate derivatives to $3.1 million at March 31, 2014 from $5.4 million at December 31, 2013.  The decrease in other miscellaneous assets also reflected a $760,000 decline in the balance of REO to $1.6 million at March 31, 2014 from $2.4 million at December 31, 2013.  As noted earlier, the net decline in such balances reflected the sale of two properties during the current quarter reducing the number of properties held to eight at March 31, 2014 from ten at December 31, 2013.  The remaining decrease in the balance of other miscellaneous assets generally represented normal operating fluctuations within their balances.

Partially offsetting the noted declines in other assets was a $3.4 million increase in FHLB stock resulting from an increase in the Bank’s outstanding borrowing position with that entity.  The remaining increases in premises and equipment, interest receivable and bank owned life insurance comprised normal growth or operating fluctuations within those balances.

Deposits

The balance of total deposits increased by $19.1 million to $2.40 billion at March 31, 2014 from $2.38 billion at December 31, 2013.  The net increase in deposit balances included a $9.0 million increase in non-interest-bearing checking accounts coupled with a $10.1 million net increase in interest-bearing deposits.  The net increase in interest-bearing deposits comprised a $27.7 million increase in certificates of deposit and an $11.1 million increase in savings and club accounts that were partially offset by a $28.8 million decrease in interest-bearing checking accounts.

The reported increase in certificates of deposit continued to reflect the Company’s ongoing efforts to extend the duration of its time deposits for interest rate risk management purposes.  Toward that end, the Bank maintained its attractive offering rates on certain longer-term retail time deposits throughout the current quarter which continued to attract funding within the four-to-five year maturity tranche.  The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon.  The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity.  The balance of the Bank’s listing service time deposits increased by $29.6 million to $38.6 million at March 31, 2014 from $9.0 million at December 31, 2013.

The reported decrease in interest-bearing checking accounts included a $17.3 million decrease in deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program.  These deposits were originally acquired in conjunction with the Company’s restructuring and wholesale growth transactions completed during the latter half of fiscal 2013.  The Bank’s IND balances totaled approximately $212.2 million at March 31, 2014 compared to $229.5 million at December 31, 2013.

Borrowings

The Company reported a net increase in borrowings of $84.3 million to $481.2 million at March 31, 2014 from $396.9 million at December 31, 2013.  The reported increase was primarily attributable to a new $75.0 million 90-day FHLB term advance drawn during the current quarter.  An interest rate derivative was utilized to effectively swap the rolling 90-day maturity/repricing characteristics of the new borrowing into fixed rate for five years at an effective cost of approximately 2.07%.  The increase in borrowings also reflected a $9.4 million increase in outstanding overnight “sweep accounts” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity increased $7.0 million to $471.5 million at March 31, 2014 from $464.5 million at December 31, 2013.  The increase was partly attributable to a $4.4 million decrease in accumulated other comprehensive loss due primarily to changes in the fair value of the Company’s available for sale securities portfolio and outstanding derivatives.  The increase in stockholder’s equity also reflected $1.8 million in net income for the quarter coupled with a reduction of unearned ESOP shares for plan shares earned during the period.  The change in stockholders’ equity also reflected a net decrease in Treasury stock partly resulting from the issuance of 36,222 shares at an average cost of $11.48 resulting from the exercise of employee stock options.  This issuance of Treasury shares was partially offset by Company’s repurchase of 20,400 shares of its common stock during the period at an average price of $11.19 per share.

At March 31, 2014, the Company’s total consolidated equity to assets ratio was 13.99% while the equity to assets ratio of the Bank was 13.41%.  As of that same date, the Bank’s Tier 1 leverage ratio was 10.64% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 19.28% and 19.95%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	March 31,	December 31,	June 30,
	2014	2013	2013
Selected Balance Sheet Data:
Cash and cash equivalents	$135,432	$153,292	$127,034

Securities available for sale	353,917	298,056	300,122
Securities held to maturity	212,391	211,342	210,015
Non-mortgage-backed securities	566,308	509,398	510,137

Loans receivable	1,651,287	1,554,788	1,360,871
Allowance for loan losses	(12,088)	(11,493)	(10,896)
Net loans receivable	1,639,199	1,543,295	1,349,975

Mortgage-backed securities available for sale	642,508	664,480	780,652
Mortgage-backed securities held to maturity	99,805	100,245	101,114
Mortgage-backed securities	742,313	764,725	881,766

Premises & equipment	38,141	37,312	36,994
Federal Home Loan Bank stock	24,438	21,064	15,666
Goodwill	108,591	108,591	108,591
Bank owned life insurance	88,162	87,494	86,084
Other assets	28,147	33,855	29,113
Total assets	$3,370,731	$3,259,026	$3,145,360

Non-interest bearing deposits	$202,572	$193,549	$190,964
Interest-bearing deposits	2,194,140	2,184,068	2,179,544
Deposits	2,396,712	2,377,617	2,370,508

Federal Home Loan Bank advances	445,852	370,879	250,931
Other borrowings	35,354	25,989	36,764
Borrowings	481,206	396,868	287,695

Other liabilities	21,336	20,026	19,450
Total liabilities	2,899,254	2,794,511	2,677,653

Stockholders' equity	471,477	464,515	467,707
Total liabilities & stockholders' equity	$3,370,731	$3,259,026	$3,145,360

Consolidated Capital Ratios:
Equity to assets at period end	13.99%	14.25%	14.87%
Tangible equity to tangible assets at period end (1)	11.25%	11.56%	11.93%

Share Data:
Outstanding shares (in thousands)	66,151	66,135	66,501
Closing price as reported by NASDAQ	$14.78	$11.63	$10.49
Equity per share	$7.13	$7.02	$7.03
Tangible equity per share (1)	$5.55	$5.53	$5.45

Asset Quality Ratios:
Non-performing loans to total loans	1.66%	1.67%	2.27%
Non-performing assets to total assets	0.86%	0.87%	1.05%
Allowance for loan losses to total loans	0.73%	0.74%	0.80%
Allowance for loan losses to non-performing loans	44.04%	44.37%	35.24%

(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets, disallowed loan servicing assets and accumulated other comprehensive loss.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2014	2013	2013	2014	2013
Summary of Operations:
Interest income on:
Loans receivable	$16,892	$16,509	$15,445	$49,217	$46,386
Mortgage-backed securities	4,987	5,505	5,532	16,046	18,697
Non-mortgage-backed securities	1,768	1,681	462	5,181	974
Other interest-earning assets	309	238	205	745	595
Total interest-earning assets	23,956	23,933	21,644	71,189	66,652
Interest expense on:
Interest-bearing checking	935	962	417	2,857	1,433
Savings and clubs	187	185	193	555	700
Certificates of deposit	2,477	2,447	2,790	7,413	9,317
Total interest-bearing deposits	3,599	3,594	3,400	10,825	11,450
Federal Home Loan Bank advances	1,841	1,820	1,857	5,089	5,841
Other borrowings	35	44	41	123	146
Total borrowings	1,876	1,864	1,898	5,212	5,987
Total interest-bearing liabilities	5,475	5,458	5,298	16,037	17,437

Net interest income	18,481	18,475	16,346	55,152	49,215
Provision for loan losses	880	559	1,407	2,607	3,139
Net interest income after loan loss provision	17,601	17,916	14,939	52,545	46,076

Fees and service charges	513	630	605	1,834	1,851
Gain on sale of securities	830	226	9,075	1,056	10,172
Loss on sale and write down of real estate owned	(71)	0	(8)	(70)	(541)
Gain on sale of loans	27	0	545	80	545
Income from bank-owned life insurance	668	707	485	2,077	1,261
Electronic banking fees and charges	237	296	261	877	835
Miscellaneous	181	70	107	321	432
Total non-interest income	2,385	1,929	11,070	6,175	14,555

Salaries and employee benefits	9,098	8,723	8,977	26,774	26,580
Net occupancy expense of premises	2,106	1,607	1,777	5,375	5,030
Equipment and systems	3,168	2,055	1,879	7,097	5,752
Advertising and marketing	332	308	224	891	785
Federal deposit insurance premium	582	618	535	1,712	1,636
Directors' compensation	173	172	171	517	513
Merger-related expenses	190	0	0	190	0
Debt extinguishment expense	0	0	8,688	0	8,688
Miscellaneous	1,866	2,074	1,691	5,798	5,422
Total non-interest expense	17,515	15,557	23,942	48,354	54,406

Income before taxes	2,471	4,288	2,067	10,366	6,225
Provision for income taxes	685	1,301	323	3,007	1,644
Net income	$1,786	$2,987	$1,744	$7,359	$4,581
Per Share Data:
Net income per share - Basic and diluted	$0.03	$0.05	$0.03	$0.11	$0.07
Weighted average number of common shares
outstanding (in thousands):
Basic	65,684	65,767	66,141	65,797	66,195
Diluted	65,782	65,767	66,141	65,829	66,195
Cash dividends per share (1)	$0.00	$0.00	$0.00	$0.00	$0.00
Dividend payout ratio (2)	0.0%	0.0%	0.0%	0.0%	0.0%

(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2014	2013	2013	2014	2013
Average Balances:
Loans receivable	$1,605,707	$1,514,125	$1,317,788	$1,515,108	$1,295,547
Mortgage-backed securities	769,108	835,885	961,971	826,728	1,094,132
Non-mortgage-backed securities	542,816	513,674	174,694	524,244	108,538
Other interest-earning assets	132,469	142,912	167,933	130,971	142,021
Total interest-earning assets	3,050,100	3,006,596	2,622,386	2,997,051	2,640,238
Non-interest-earning assets	249,897	249,832	269,072	250,521	273,644
Total assets	$3,299,997	$3,256,428	$2,891,458	$3,247,572	$2,913,882

Interest-bearing checking	$728,174	$727,351	$499,580	$727,763	$485,114
Savings and clubs	476,494	467,332	451,758	470,718	439,674
Certificates of deposit	979,633	955,634	1,015,053	965,806	1,051,286
Total interest-bearing deposits	2,184,301	2,150,317	1,966,391	2,164,287	1,976,074
Federal Home Loan Bank advances	402,274	388,748	202,809	366,531	210,289
Other borrowings	28,858	34,992	32,518	33,110	35,154
Total borrowings	431,132	423,740	235,327	399,641	245,443
Total interest-bearing liabilities	2,615,433	2,574,057	2,201,718	2,563,928	2,221,517
Non-interest-bearing liabilities	217,636	216,059	201,011	217,445	201,434
Total liabilities	2,833,069	2,790,116	2,402,729	2,781,373	2,422,951
Stockholders' equity	466,928	466,312	488,729	466,199	490,931
Total liabilities and stockholders' equity	$3,299,997	$3,256,428	$2,891,458	$3,247,572	$2,913,882

Average interest-earning assets to average
interest-bearing liabilities	116.62%	116.80%	119.11%	116.89%	118.85%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2014	2013	2013	2014	2013
Performance ratios:

Yield on average:
Loans receivable	4.21%	4.36%	4.69%	4.33%	4.77%
Mortgage-backed securities	2.59%	2.63%	2.30%	2.59%	2.28%
Non-mortgage-backed securities	1.30%	1.31%	1.06%	1.32%	1.20%
Other interest-earning assets	0.93%	0.67%	0.49%	0.76%	0.56%
Total interest-earning assets	3.14%	3.18%	3.30%	3.17%	3.37%

Cost of average:
Interest-bearing checking	0.51%	0.53%	0.33%	0.52%	0.39%
Savings and clubs	0.16%	0.16%	0.17%	0.16%	0.21%
Certificates of deposit	1.01%	1.02%	1.10%	1.02%	1.18%
Interest-bearing deposits	0.66%	0.67%	0.69%	0.67%	0.77%
Federal Home Loan Bank advances	1.83%	1.87%	3.66%	1.85%	3.70%
Other borrowings	0.48%	0.50%	0.51%	0.49%	0.55%
Total borrowings	1.74%	1.76%	3.23%	1.74%	3.25%
Total interest-bearing liabilities	0.84%	0.85%	0.96%	0.83%	1.05%

Net interest rate spread (1)	2.30%	2.33%	2.34%	2.34%	2.32%

Net interest margin (2)	2.42%	2.46%	2.49%	2.45%	2.49%

Non-interest income to average assets	0.29%	0.24%	1.53%	0.25%	0.67%
Non-interest expense to average assets	2.12%	1.91%	3.31%	1.99%	2.49%

Efficiency ratio	83.94%	76.25%	87.33%	78.85%	85.32%

Return on average assets	0.22%	0.37%	0.24%	0.30%	0.21%
Return on average equity	1.53%	2.56%	1.43%	2.10%	1.24%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.